Exhibit 99.1

SEALED AIR ANNOUNCES 29% INCREASE IN DILUTED EARNINGS PER SHARE
IN SECOND QUARTER

EPS Increases 17% Excluding Charges
Reports 6% Increase in Net Sales

ELMWOOD PARK, N.J., Wednesday, July 25, 2007 — Sealed Air Corporation (NYSE:SEE) reported diluted earnings per common share of $0.40 for the second quarter of 2007, which includes charges of $0.01 per common share related to the implementation of the Company’s global manufacturing strategy.  This compares with $0.31 for the second quarter of 2006, which included a restructuring charge of $0.04 per common share related to the Company’s global manufacturing strategy.  Excluding these items, diluted earnings per common share would have been $0.41 per common share, a 17% increase over prior year diluted earnings per common share of $0.35. The Company’s net sales for the quarter increased 6% to $1.15 billion, compared with $1.08 billion in 2006, and the year-to-date net sales increased 7% to $2.24 billion, compared with $2.10 billion in 2006.

Commenting on the Company’s operating performance, William V. Hickey, President and Chief Executive Officer, stated:

“Our business has continued to improve its sales and profitability in the quarter while investing in ongoing initiatives for the future.  Our North American net sales reflected the slower economic growth rate in the region, but we benefited from our international presence.  Net sales from outside North America increased 11%, led by strong performance in the Latin America and Asia-Pacific regions.  Our sales increases in these developing markets reinforce our global growth initiatives and global manufacturing strategy.  Our business has continued to generate steady cash flow, $21 million of which we utilized for our increased dividend payment and for the repurchase of our common stock in the quarter.”

Commenting on the Company’s strategy, Mr. Hickey stated:

“The recent expansion of our reporting structure reflects how we are moving forward to focus on growth both in our core markets and in solutions that address sustainable, long-term global trends. These trends include higher living standards in emerging markets, consumer convenience, global trade, conservation and energy efficiency, and increased longevity. We are looking to build toward the future by developing new products and services and by expanding our global footprint. The second quarter launch of our renewable Cryovac® NatureTRAY™ foam tray made from corn-based resins and the introduction of our PackTiger™ paper cushioning system are examples of products that are responsive to these long-term trends.

These new product introductions and our year-to-date double-digit growth in emerging markets demonstrate our commitment to innovation and growth.”

Financial Highlights for the Second Quarter

•                  Net sales increased 6% to $1.15 billion compared with $1.08 billion for the second quarter of 2006.  The increase in net sales resulted from the combined effect of $22 million of unit volume growth, a $10 million favorable change in product price/mix and $39 million from the favorable effect of foreign currency translation. Excluding the favorable effect of $39 million in foreign currency translation, net sales would have increased 2.3%.

•                  Gross profit increased to $323 million compared with $307 million for the second quarter of 2006.  Gross profit as a percentage of net sales was 28.2% for the second quarter of 2007, which included $3 million in expenses associated with the implementation of the Company’s multi-year global manufacturing strategy.  Excluding these expenses, gross profit would have been 28.5% compared with 28.4% for the second quarter in 2006.

•                  Marketing, administrative and development expenses increased to $189 million compared with $176 million for the second quarter of 2006.  The increase in expenses was primarily due to the unfavorable effects of foreign currency translation, spending related to innovation and new product introductions and increased bad debt provisions.  As a percentage of net sales, these expenses were 16.5% for the quarter compared with 16.3% in 2006.

•                  Operating profit increased to $134 million, or 11.7% of net sales, compared with $119 million, or 11.0% of net sales, in the second quarter of 2006.  Operating profit in the second quarter of 2007 included charges of $3 million, discussed above, related to the implementation of the Company’s multi-year global manufacturing strategy and $0.2 million of restructuring charges related to the consolidation of the Company’s customer service activities in North America.  Operating profit in the second quarter of 2006 included restructuring charges of $12 million primarily associated with the Company’s global manufacturing strategy.  Excluding these charges in both quarters, operating profit as a percentage of net sales for the second quarter of 2007 would have been 12.0% compared with 12.1% in 2006.

•                  Interest expense was $35 million compared with $39 million in the second quarter of 2006, primarily reflecting the impact of the Company’s retirement of its 5.625% Euro notes on July 19, 2006.

•                  The Company’s effective income tax rate was 31.3% for the second quarter of 2007 and 32.0% for the second quarter of 2006.  The Company’s estimated full year effective income tax rate is 25.0%.  Excluding the reversal of tax accruals and related interest and the gain on the sale of an equity method investment recorded in the first quarter of 2007, the Company’s expected full year effective income tax rate is 31.4%.

Business Segment Review

As previously announced, Sealed Air has expanded and realigned its segment reporting to reflect the Company’s growth strategies both in core markets and in new business opportunities.  This new structure reflects the way management now makes operating decisions, allocates resources and manages the growth and profitability of the Company’s segments.

Food Packaging Segment

The new Food Packaging segment focuses on industrial food packaging and is driven by developments in technologies that enable food processors to effectively package and ship fresh and processed meats and cheeses through their supply chain.

The Company’s Food Packaging segment net sales for the second quarter increased 8% to $463 million compared with $430 million last year.   The positive impact of continued strong unit volume growth in Latin America as well as favorable product price/mix in Europe and North America, partially offset by unfavorable price/mix in Latin America, contributed to growth in the quarter.  Excluding the $14 million favorable effect of foreign currency translation, segment net sales would have increased 4%.  Operating profit for the second quarter was $54 million, or 11.6% of Food Packaging net sales, compared with $48 million, or 11.2% of Food Packaging net sales in the second quarter of 2006. The increase in operating profit was primarily due to the increase in net sales described above.

Food Solutions Segment

The new Food Solutions segment targets advancements in food packaging technologies that provide consumers with fresh, consistently prepared, high-quality meals either from food service outlets or from expanding retail cases at grocery stores.

The Company’s Food Solutions segment net sales for the second quarter increased 11% to $238 million compared with $214 million last year.   The positive impact of continued strong unit volume growth in the Asia-Pacific region and North America as well as favorable product price/mix in North America contributed to growth in the quarter.  Excluding the $10 million favorable effect of foreign currency translation, segment net sales would have increased 6%.  Operating profit for the second quarter was $22 million, or 9.2% of Food Solutions net sales, compared with $24 million, or 11.2% of Food Solutions net sales in the second quarter of 2006.  The decrease in operating profit as a percentage of net sales was primarily due to an increase in marketing, administrative and development expenses including expenses related to new product development.

Protective Packaging Segment

The new Protective Packaging segment includes core protective packaging technologies and solutions aimed at traditional industrial applications while increasing emphasis on consumer-oriented packaging solutions.

The Company’s Protective Packaging segment net sales for the second quarter increased 2% to $370 million compared with $363 million last year.   The modest growth reflects slowing economic conditions in North America.  Operating profit for the second quarter was $50 million, or 13.5 % of Protective Packaging net sales, compared with $48 million, or 13.2% of Protective Packaging net sales in 2006.

Other

The new Other category focuses on growth in newer markets.  These markets include specialty materials for non-packaging applications, products for value-added medical applications, and products sourced from renewable materials.

The Other category net sales for the second quarter increased 1% to $75 million compared with $74 million last year.  Operating profit for the second quarter was $9 million, or 11.9% of Other net sales, compared with $11 million, or 14.9% of Other net sales in 2006.  The decrease in operating profit as a percentage of net sales was primarily due to an increase in marketing, administrative and development expenses including expenses associated with the Company’s majority ownership in Biosphere Industries LLC.

Global Manufacturing Strategy

The Company incurred $3 million in expenses during the second quarter related to the implementation of its multi-year global manufacturing strategy that were primarily recorded as cost of sales.  The Company now expects to incur approximately $15 million in total expenses related to this strategy in 2007 compared to previous guidance of $30 million.  The expected total expenses of the first phase of this multi-year strategy remain unchanged at $90 to $100 million as previously disclosed in the Company’s second quarter 2006 press release.  The actual timing of these additional expenses is subject to change due to a variety of factors that may cause a portion of the charges to occur in future periods.

Taking into account the implementation of the first phase of the Company’s global manufacturing strategy, the Company expects that total capital expenditures in 2007 will be at the upper end of the $175 to $200 million range.

Earnings Guidance

Sealed Air now expects its full year 2007 diluted earnings per common share to be in the range of $1.88 to $1.98, which includes two previously-disclosed items that were recorded in the first quarter, those being the gain of $0.11 per common share related to the sale of the Company’s investment in the PolyMask joint venture and the $0.18 per common share favorable impact from the reversal of tax accruals and related interest.  Additionally, total charges of $15 million, or $0.06 per common share, are expected to be incurred relating to the Company’s global manufacturing strategy.  Excluding these items, the Company maintains its full year 2007 diluted earnings per common share guidance range of $1.65 to $1.75 after adjusting for the two-for-one stock split effective March 2, 2007.  This guidance also assumes a full year effective tax rate of 25.0% and continued steady growth in the global economy.

Web Site and Conference Call Information

Mr. Hickey and David H. Kelsey, the Company’s Chief Financial Officer, will conduct an investor conference call today at 11:00 a.m. (ET).  The conference call will be webcast live on Sealed Air’s web site at www.sealedair.com in the Investor Information section under the Presentations & Events tab.  Listeners should go to the web site prior to the call to register, and to download and install any necessary audio software.  Prior to the call, the Company will also post supplemental financial and statistical information on its web site in the Investor Information section under the Reports & Filings tab.  A replay of the webcast will also be available on the Company’s web site.

Investors who cannot access the webcast may listen to the live conference call via telephone by dialing (800) 289-0473 (domestic) or (913) 981-5517 (international).  Telephonic replay will be available beginning today at 2:00 p.m. (ET) and ending on Sunday, July 29, 2007 at 12:00 midnight (ET).  To listen to the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and use the confirmation code 9987483.

Business

Sealed Air is a leading global innovator and manufacturer of a wide range of packaging and performance-based materials and equipment systems that serve food, medical, and an array of industrial and consumer applications.   Operating in 51 countries, Sealed Air’s international reach generated revenue of $4.3 billion in 2006. With widely recognized brands such as Bubble Wrap® cushioning, Jiffy® protective mailers and Cryovac® packaging technology, Sealed Air continues to identify new trends, foster new markets, and deliver innovative solutions to its customers.  For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.

Non-GAAP Information

The Company’s management from time to time presents information that does not conform to U.S. Generally Accepted Accounting Principles.  In this press release, the Company has presented diluted earnings per common share, gross profit, operating profit, and the effective income tax rate excluding the items noted above, as well as changes in net sales excluding the effects of foreign currency translation.  Presenting diluted earnings per common share, gross profit, operating profit and the effective income tax rate excluding the items noted above aids in the comparisons with other periods or prior guidance.  The Company’s management uses changes in net sales excluding the effects of foreign currency translation to measure the performance of the Company’s operations.  Thus, management believes that this information may be useful to investors.  Diluted earnings per common share, operating profit and growth in net sales are among the criteria upon which performance-based compensation may be determined.

Forward-Looking Statements

Some of the statements made by the Company in this press release are forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions.  The following are important factors that the Company believes could cause actual results to differ materially from those in the Company’s forward-looking statements: the success of the Company’s growth, profitability and global manufacturing strategies; changes in raw material and energy costs; the effects of animal and food-related health issues; market conditions; tax, interest and exchange rates; and legal proceedings.  A more extensive list and description of these and other such factors can be found under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” which appear in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.

SEALED AIR CORPORATION AND SUBSIDIARIES
Results for the periods ended June 30
(Unaudited)
(In millions, except per share data)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended June 30,			Six Months Ended June 30,
			% Increase			% Increase
	2007	2006	(Decrease)	2007	2006	(Decrease)

Net sales:(1)
Food Packaging	$462.6	$430.2	8	$899.8	$839.3	7
Food Solutions	237.7	214.3	11	452.4	409.0	11
Protective Packaging	370.3	363.4	2	741.0	722.3	3
Other	74.8	74.0	1	146.9	130.4	13
Total net sales	1,145.4	1,081.9	6	2,240.1	2,101.0	7

Cost of sales	822.1	774.6	6	1,602.6	1,510.1	6

Gross profit	323.3	307.3	5	637.5	590.9	8
As a % of total net sales	28.2%	28.4%		28.5%	28.1%

Marketing, administrative and development expenses	189.0	176.4	7	366.9	343.7	7
As a % of total net sales	16.5%	16.3%		16.4%	16.4%

Restructuring charges(2)	0.2	12.0	(98)	0.6	12.3	(95)

Operating profit	134.1	118.9	13	270.0	234.9	15
As a % of total net sales	11.7%	11.0%		12.1%	11.2%

Interest expense	(35.1)	(39.0)	(10)	(70.8)	(77.4)	(9)

Gain on the sale of equity method investment	—	—	—	35.3	—	NA

Other income, net	8.5	5.1	67	13.1	9.5	38

Earnings before income tax expense	107.5	85.0	26	247.6	167.0	48

Income tax expense	33.6	27.2	24	46.7	53.4	(13)

Net earnings	$73.9	$57.8	28	$200.9	$113.6	77
As a % of total net sales	6.5%	5.3%		9.0%	5.4%

Basic earnings per common share(3)	$0.46	$0.36		$1.26	$0.70

Diluted earnings per common share(3)	$0.40	$0.31		$1.07	$0.61

Weighted average number of common shares outstanding:
Basic	160.0	161.5		160.0	161.5

Diluted	191.3	192.8		191.3	192.7

(1)  As previously reported in the Company’s Current Report on Form 8-K filed July 12, 2007, the Company has expanded and realigned its segment reporting to reflect the Company’s growth strategies both in core markets and in new business opportunities. This new structure reflects the way management now makes operating decisions and manages the growth and profitablilty of the business. It also corresponds with management’s current approach to allocating resources and assessing the performance of the Company’s segments. The Company’s business segment information is reported in accordance with the provisions of Financial Accounting Standards Board Statement No.131, “Disclosures about Segments of an Enterprise and Related Information,” or SFAS No. 131. In accordance with SFAS No. 131, the 2006 segment information has been recast from amounts previously reported to reflect the Company’s new reportable business segments. Accordingly, there has been no change in the Company’s consolidated statements of operations and consolidated balance sheets previously reported in total for the Company.

(2)  The 2007 restructuring charges relate to the consolidation of the Company’s customer service activities in North America. In the quarter and six months ended June 30, 2006, the Company recorded $11.8 million of restructuring charges primarily for severance costs related to the first phase of its multi-year global manufacturing strategy.

(3)  See the Supplementary Information included in this release for the calculation of basic and diluted earnings per common share.

SEALED AIR CORPORATION AND SUBSIDIARIES
Supplementary Information
Results for the periods ended June 30
(Unaudited)
(In millions, except per share data)
CALCULATION OF EARNINGS PER COMMON SHARE

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006(1),(2)	2007	2006(1),(2)
Basic Earnings Per Common Share:
Numerator

Net earnings ascribed to common shareholders - basic	$73.9	$57.8	$200.9	$113.6

Denominator

Weighted average number of common shares outstanding - basic	160.0	161.5	160.0	161.5

Basic earnings per common share	$0.46	$0.36	$1.26	$0.70

Diluted Earnings Per Common Share:
Numerator
Net earnings ascribed to common shareholders - basic	$73.9	$57.8	$200.9	$113.6

Add: Interest on 3% convertible senior notes, net of income taxes	2.0	1.9	3.9	3.9

Net earnings ascribed to common shareholders - diluted	$75.9	$59.7	$204.8	$117.5

Denominator

Weighted average number of common shares outstanding - basic	160.0	161.5	160.0	161.5

Effect of conversion of 3% convertible senior notes	12.5	12.4	12.5	12.4

Effect of assumed issuance of asbestos settlement shares	18.0	18.0	18.0	18.0

Effect of non-vested restricted stock and non-vested restricted stock units(2)	0.8	0.9	0.8	0.8

Weighted average number of common shares outstanding - diluted(3)	191.3	192.8	191.3	192.7

Diluted earnings per common share	$0.40	$0.31	$1.07	$0.61

(1)  On February 16, 2007, the Company’s Board of Directors declared a two-for-one stock split of the Company’s common stock that was effected in the form of a stock dividend. The stock dividend was paid on March 16, 2007 at the rate of one additional share of the Company’s common stock for each share of the Company’s common stock issued and outstanding to stockholders of record at the close of business on March 2, 2007.  The par value of the Company’s common stock remains at $0.10 per share.  All share and per share amounts have been restated to reflect the two-for-one stock split.

(2)  Earnings per common share for 2006 has been revised. The Company had previously included non-vested restricted stock in the weighted average number of common shares outstanding in both its basic and diluted earnings per common share calculations. Also, the Company had previously excluded non-vested restricted stock units from the weighted average number of common shares outstanding in its basic earnings per common share calculations, and from the weighted average number of common shares outstanding of its diluted earnings per common share calculations when inclusion of such units was dilutive. The calculations have been revised in accordance with SFAS No. 128, “Earnings per Common Share,” to include non-vested restricted stock and non-vested restricted stock units only in the weighted average number of common shares outstanding of the diluted earnings per common share calculation, using the treasury stock method, if the effect is dilutive. Such revisions were immaterial.

(3)  In calculating diluted earnings per common share, the Company’s calculation of the diluted weighted average number of common shares for 2007 and 2006 provides for (1) the conversion of the Company’s 3% convertible senior notes due June 2033 due to the application of Emerging Issues Task Force, or EITF, Issue No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” (2) the assumed issuance of 18 million shares of common stock reserved for the Company’s previously announced asbestos settlement, which has been discussed in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2007, (3) the exercise of dilutive stock options, net of assumed treasury stock repurchases and (4) non-vested restricted stock and non-vested restricted stock units using the treasury stock method, if the effect is dilutive.

SEALED AIR CORPORATION AND SUBSIDIARIES
Supplementary Information
Results for the periods ended June 30
(Unaudited)
RECONCILIATION OF DILUTED EARNINGS PER COMMON SHARE(1)

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Reported U.S. GAAP diluted earnings per common share	$0.40	$0.31	$1.07	$0.61

Earnings effect resulting from the following:

Gain on the sale of equity method investment, net of income tax expense	—	—	(0.11)	—

Reversal of tax accruals and related interest	—	—	(0.18)	—

Total global manufacturing strategy charges, net of income tax expense	0.01	0.04	0.02	0.04

Diluted earnings per common share excluding the gain on the sale of equity method investment, net of income tax expense, the reversal of tax accruals and related interest and total global manufacturing strategy charges, net of income tax expense	$0.41	$0.35	$0.80	$0.65

RECONCILIATION OF THE EXPECTED ANNUAL EFFECTIVE INCOME TAX RATE(1)

As of June 30,
2007

Expected U.S. GAAP effective income tax rate for the full year 2007	25.0%

Effective income tax rate effect resulting from the following:

Reversal of tax accruals and related interest	7.0

Gain on the sale of equity method investment	(0.6)

Expected effective income tax rate for the full year 2007 excluding the reversal of tax accruals and related interest and the gain on the sale of equity method investment	31.4%

(1)  Presenting diluted earnings per common share and the effective income tax rate excluding the items noted above aids in the comparisons with other periods or prior guidance and thus management believes that this information may be useful to investors.  Diluted earnings per common share excluding these items is among the criteria upon which performance-based compensation may be determined.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

Results for the periods ended June 30

(Unaudited)

(In millions)

BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES(1)

BUSINESS SEGMENT INFORMATION:(2)

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Operating profit
Food Packaging	$53.5	$48.0	$109.3	$92.3

As a % of food packaging net sales	11.6%	11.2%	12.1%	11.0%

Food Solutions	21.8	24.0	41.2	43.3

As a % of food solutions net sales	9.2%	11.2%	9.1%	10.6%

Protective Packaging	50.1	47.9	103.6	94.2

As a % of protective packaging net sales	13.5%	13.2%	14.0%	13.0%

Other	8.9	11.0	16.5	17.4

As a % of other net sales	11.9%	14.9%	11.2%	13.3%

Total segments and other	134.3	130.9	270.6	247.2

Restructuring charges(3)	0.2	12.0	0.6	12.3

Total	$134.1	$118.9	$270.0	$234.9

As a % of total net sales	11.7%	11.0%	12.1%	11.2%

Depreciation and amortization
Food Packaging	$19.1	$19.4	$38.5	$38.3
Food Solutions	8.1	8.7	15.3	16.5
Protective Packaging	11.0	12.1	22.2	24.5
Other	3.1	2.8	5.9	5.0
Total	$41.3	$43.0	$81.9	$84.3

The restructuring charges by business segment were as follows:(3)

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Food Packaging	$0.1	$12.0	$0.1	$12.3
Food Solutions	—	—	0.1	—
Protective Packaging	0.1	—	0.4	—
Total	$0.2	$12.0	$0.6	$12.3

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

CAPITAL EXPENDITURES	$58.1	$39.3	$109.0	$68.2

(1)             The 2007 amounts shown are subject to change prior to the filing of the Company’s upcoming quarterly report on Form 10-Q.

(2)             See Note 1of the Condensed Consolidated Statements of Operations included in this release for a discussion of the Company’s new segment reporting structure.

(3)             See Note 2 of the Condensed Consolidated Statements of Operations included in this release for a discussion of the Company’s restructuring charges.

SEALED AIR CORPORATION AND SUBSIDIARIES
Supplementary Information
June 30, 2007 and December 31, 2006
(Unaudited)
(In millions)
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2007(1)	2006

Assets

Current assets:

Cash and cash equivalents	$379.6	$373.1

Short-term investments - available-for-sale securities	39.7	33.9

Receivables, net of allowances for doubtful accounts	748.1	721.3

Inventories	572.6	509.4

Other current assets	121.9	119.0

Total current assets	1,861.9	1,756.7

Property and equipment:
Land and improvements	48.4	35.7
Buildings	532.8	516.2
Machinery and equipment	2,070.5	2,054.2
Other property and equipment	133.2	135.9
Construction-in-progress	171.3	139.6
	2,956.2	2,881.6
Accumulated depreciation and amortization	(1,929.7)	(1,911.5)
Property and equipment, net	1,026.5	970.1

Goodwill	1,970.6	1,957.1

Other assets	338.9	337.0

Total assets	$5,197.9	$5,020.9

(1)             The amounts presented are subject to change prior to the filing of the Company’s upcoming quarterly report on Form 10-Q.

SEALED AIR CORPORATION AND SUBSIDIARIES
Supplementary Information
June 30, 2007 and December 31, 2006
(Unaudited)
(In millions)
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2007(1)	2006

Liabilities and shareholders’ equity

Current liabilities:

Short-term borrowings	$33.4	$20.2

Current portion of long-term debt	299.5	5.5

Accounts payable	295.1	283.9

Asbestos settlement liability	512.5	512.5

Other current liabilities	500.4	497.8

Income taxes payable	8.2	86.2

Total current liabilities	1,649.1	1,406.1

Long-term debt, less current portion	1,533.4	1,826.6

Other liabilities	152.1	133.4

Total liabilities	3,334.6	3,366.1

Total shareholders’ equity	1,863.3	1,654.8

Total liabilities and shareholders’ equity	$5,197.9	$5,020.9

(1)             The amounts presented are subject to change prior to the filing of the Company’s upcoming quarterly report on Form 10-Q.